April 3, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL APPOINTS TWO NEW DIRECTORS

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today announced the appointment of Art A. Garcia, former Executive Vice President and Chief Financial Officer of Ryder System, Inc., and Raymond W. McDaniel, Chairman of Moody’s Corporation, to the Board of Directors, effective April 10, 2023.

“Art and Ray have built impressive careers serving on the front lines of their companies’ domestic and international expansions,” said Raymond James Chair and CEO Paul Reilly. “As a growth company, we look forward to integrating their experience and expertise with our current Board to help inform Raymond James’ continued innovation and growth strategy in service to advisors and their clients. I am confident they will bring new and diverse perspectives to our discussions.”

In conjunction with these appointments, and to further enhance the Board’s committee structure, the Board determined to divide its Audit and Risk Committee into a separate Audit Committee and a Risk Committee. Garcia is expected to serve on the Risk Committee, and McDaniel on the Audit Committee and the Risk Committee. In addition, the Board determined to reconstitute the membership of its committees. For complete information on committee membership of our directors, effective as of April 10, 2023, please visit: www.raymondjames.com/investor-relations/corporate-governance/board-of-directors.

Garcia, 62, served as Ryder’s CFO from 2010 until his retirement in April 2019, overseeing finance, audit, strategic sourcing, risk management, investor relations and corporate development and strategy functions. Prior to being named CFO, he was Senior Vice President and Controller for Ryder. Garcia joined Ryder in 1997 and held several positions of increasing responsibility in accounting, including Group Director of Accounting Services. Garcia began his career with accounting firm Coopers & Lybrand LLP.

McDaniel, 65, began his career at Moody’s in 1987 and was named CEO in 2005. He previously served as Executive Vice President and Chief Operating Officer and was elected as a Director in 2003. He also served as President of Moody’s Investor Services after leading the firm’s international businesses. He has retained his board seat as non-executive Chairman since 2021.

Garcia holds a bachelor’s degree in accounting from Florida State University and prior to his retirement, was a Certified Public Accountant. He also serves on the boards of ABM Industries Incorporated, American Electric Power Company, Inc., and Elanco Animal Health Incorporated.

McDaniel holds a bachelor’s degree in political science from Colgate University and a law degree from Emory University. In addition to his long tenure on Moody’s board, he has served on the John Wiley & Sons, Inc. board of directors since 2005.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.20 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.